Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-182407, 333-181210, 333-160423, 333-152749, 333-138448, and 333-120690) of Blackbaud, Inc. of our report dated March 9, 2012, with respect to the consolidated financial statements of Convio, Inc. included in this Form 8-K/A of Blackbaud, Inc.

/s/ ERNST & YOUNG LLP
Austin, Texas
July 18, 2012